Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

NBT BANCORP INC. ANNOUNCES CHIEF FINANCIAL OFFICER RETIREMENT

NORWICH, NY (May 3, 2019) – NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) today announced that, following a successful 25-year career with the Company, Michael J. Chewens is stepping down from his position as Chief Financial Officer effective December 31, 2019 and will be retiring from the Company on March 31, 2020. Mr. Chewens will continue in his role as Chief Financial Officer until December 31, 2019 and then will remain with the Company during a transition period until his retirement date.

“On behalf of the entire Board and management team, I want to thank Mike for his dedication and tremendous contributions to the growth of the Company during his more than two-decade career,” said John H. Watt, Jr., the Company’s President and Chief Executive Officer. “Mike leaves a tremendous legacy of financial stewardship and discipline that has served the Company and shareholders well and will contribute to the Company for many years to come.”

The Company is conducting an external search for the successor Chief Financial Officer and has retained an executive search firm to assist in the process.

Corporate Overview
NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $9.5 billion at March 31, 2019. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 149 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Retirement Plan Services, based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. NBT Insurance Agency, LLC, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epic1st.com and www.nbtinsurance.com.

For more information contact:
John H. Watt, Jr. President and Chief Executive Officer NBT Bancorp Inc. 607.337.6399 jwatt@nbtbank.com	Florence R. Doller SVP and Director of Corporate Communications NBT Bancorp Inc. 607.337.6118 fdoller@nbtbank.com